UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
July 16, 2017
(Date of Earliest Event Reported)

Armstrong Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

333-191182	20-8015664
(Commission File Number)	(I.R.S. Employer Identification No.)
7733 Forsyth Boulevard, Suite 1625
St. Louis, Missouri 63105
(Address of principal executive offices)
Registrant’s telephone number, including area code: (314) 721-8202

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01    Entry into a Material Definitive Agreement.
On July 16, 2017, Armstrong Energy, Inc. (the “Company”) and certain subsidiaries of the Company (the “Guarantors” and, together with the Company, the “Obligors”) entered into a Forbearance Agreement (the “Forbearance Agreement”) with the holders (the “Supporting Holders”) of approximately $158 million in aggregate principal amount (representing approximately 79% of the outstanding principal amount) of the Company’s Senior Secured Notes due 2019 (the “Senior Secured Notes”) issued pursuant to the Indenture (as amended, supplemented, or modified from time to time, the “Indenture”), dated as of December 21, 2012, by and among the Company, the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”) thereunder. Pursuant to the Forbearance Agreement, the Supporting Holders have agreed to forbear from exercising their rights and remedies under the Indenture or the related security documents until the earlier of (a) 12:01 a.m. New York City time on August 14, 2017 and (b) a Termination Event (as defined in the Forbearance Agreement) (the “Forbearance Period”) with respect to the anticipated event of default arising under section 6.02(b) of the Indenture. Pursuant to the Forbearance Agreement, the Supporting Holders have agreed to not deliver any notice or instruction to the Trustee directing the Trustee to exercise any of the rights and remedies under the Indenture or the related security documents with respect to the Company’s failure to make the June 15, 2017 interest payment during the Forbearance Period. The Supporting Holders have also agreed to not transfer any ownership in the Senior Secured Notes held by any of the Supporting Holders during the Forbearance Period other than to potential transferees currently parties to or who agree in writing to be bound by the Forbearance Agreement.
The foregoing description of the Forbearance Agreement is a summary only and is qualified in its entirety by reference to the complete text of the Forbearance Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 7.01    Regulation FD Disclosure.
The Forbearance Agreement is intended to provide the Obligors an opportunity to negotiate a restructuring of their indebtedness represented by the Senior Secured Notes with the holders of the Senior Secured Notes. The Company is actively negotiating with the Supporting Holders the terms of a restructuring with the objective of reaching agreement by the end of the Forbearance Period. Until any definitive agreements are negotiated in their entirety and executed, and the transactions contemplated thereby are consummated, there can be no assurance that any restructuring transaction will be completed by the end of the forbearance period or at all. If the Company is not able to successfully negotiate and complete a restructuring of the Senior Secured Notes, it may be necessary to file a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in order to pursue and implement a restructuring.
The information included in this Current Report on Form 8-K under Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities of that Section, unless the registrant specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Exchange Act or the Securities Act of 1933, as amended.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit	Description
10.1	Forbearance Agreement, dated as of July 16, 2017, by and among the Company, the guarantors named therein and certain holders of the Senior Secured Notes.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMSTRONG ENERGY, INC.

Dated: July 17, 2017	By:	/s/ Jeffrey F. Winnick
Jeffrey F. Winnick
Vice President and Chief Financial Officer